Exhibit (i)(11)

200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com
November 30, 2009
Morgan Stanley Series Funds
522 Fifth Avenue
New York, NY 10036

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 13 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-143505, 811-22075)
Dear Ladies and Gentlemen:
We have acted as counsel to Morgan Stanley Commodities Alpha Fund (the “Fund”), a series of Morgan Stanley Series Funds (the “Trust”), a Massachusetts business trust, in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”) which relates to the Fund’s shares of beneficial interest (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 13 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 14 pursuant to the Investment Company Act of 1940, as amended. We understand that the Shares will be issued and sold pursuant to a distribution agreement (the “Distribution Agreement”) entered into between the Trust and Morgan Stanley Distributors Inc. The Trust is organized under a written amended and restated declaration of trust finally executed on May 31, 2007 and filed in Boston, Massachusetts on June 5, 2007 (the “Declaration of Trust”). The Trustees (as defined in the Declaration of Trust) have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.
In connection with the opinions set forth herein, the Trust has provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Declaration of Trust; a form of the Distribution Agreement; a copy of the Registration Statement; a copy of the By-Laws of the Trust dated May 8, 2007 (the “By-Laws”); a Certificate of the Secretary of the Trust dated November 20, 2009 with respect to certain resolutions of the Board of Trustees and certain other factual matters; and a Certificate issued by the Secretary of The Commonwealth of Massachusetts dated November 19, 2009 with respect to the Trust. We have assumed that the By-Laws have been duly adopted by the Trustees.
With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, (iv) that the Distribution Agreement is enforceable in accordance with the terms thereof, (v) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct and (vi) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Fund and the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.
Based upon, and subject to, the foregoing, we are of the opinion that:
1.	The Trust is a business trust with transferable shares, organized in compliance with the requirements of The Commonwealth of Massachusetts and the Declaration of Trust is legal and valid; and

2.	The Shares to which the Registration Statement relates and which are to be registered under the 1933 Act will be legally and validly issued and fully paid and non-assessable by the Trust (except for the potential liability of shareholders described in the Trust’s Statement of Additional Information contained in the Registration Statement under the caption “Capital Stock and Other Securities”) upon receipt by the Trust of consideration determined by the Trustees in compliance with Article VI, Section 6.4, of the Declaration of Trust and the Trust’s issuance of the Shares pursuant to the Declaration of Trust.
The opinion in paragraph 1 above as to the valid existence of the Trust relies entirely upon and is limited by the statement of the Secretary of The Commonwealth of Massachusetts described above.
We are members of the bars of The Commonwealth of Massachusetts and the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the laws of the State of New York. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.
We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Fund Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.
Very truly yours,
/s/ Dechert LLP
Dechert LLP